STOCK OPTION AGREEMENT


                   STOCK OPTION AGREEMENT ("Option Agreement") dated February 7, 1996, between CARDINAL HEALTH, INC. ("Cardinal"), an Ohio corporation and PYXIS CORPORATION ("Pyxis"), a Delaware corporation.

                              W I T N E S S E T H:

                   WHEREAS, the Board of Directors of Cardinal and the Board of Directors of Pyxis have approved an Agreement and Plan of Merger dated as of even date herewith (the "Merger Agreement") providing for the merger of a wholly owned subsidiary of Cardinal with and into Pyxis;

                   WHEREAS, as a condition and inducement to Cardinal's willingness to enter into the Merger Agreement, Cardinal has required that Pyxis agree, and Pyxis has agreed, to grant to Cardinal the option set forth herein to purchase authorized but unissued shares of Pyxis Common Stock;

                   NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

                   1.  Definitions.

                   Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

                   2.  Grant of Option.

                   Subject to the terms and conditions set forth herein, Pyxis hereby grants to Cardinal an irrevocable option (the "Option") to purchase up to 7,275,861 authorized and unissued shares of Pyxis Common Stock at a price per share (the "Purchase Price") equal to the lower of (x) $24.80 or
         (y) the Exchange Ratio multiplied by the closing price of Cardinal Common Shares as reported on the NYSE composite tape on the last trading day immediately preceding the Notice Date (as hereinafter defined), payable in cash as provided in
         Section 4 hereof.

                   3.  Exercise of Option.

                   (a) Cardinal may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event
         (as defined below) shall have occurred; provided, however, that, to the extent the Option shall not have been previously exercised, it shall terminate and be of no further force and







         effect upon the earliest to occur of (i) the Effective Time of the Merger and (ii) the termination of the Merger Agree-ment (A) in accordance with Sections 7.1(a), 7.1(b), 7.1(c) (other than a termination by Cardinal pursuant to Section 7.1(c) of the Merger Agreement if Pyxis's or Pyxis's affiliate's failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before June 30, 1996), 7.1(d), 7.1(g) or 7.1(i) of the Merger Agreement; provided further, however, if (x) the Merger Agreement is terminated other than as provided in clause (ii) above, or (y) the termination of the Merger Agreement (other than a termination (I) pursuant to Sections 7.1(a), 7.1(c) (other than a termination by Cardinal pursuant to Section 7.1(c) of the Merger Agreement if Pyxis's or Pyxis's affiliate's failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before June 30, 1996), 7.1(g) or 7.1(i) or (II) by Aztec pursuant to Section 7.1(d)) occurs after a Purchase Event, the Option shall not terminate until the date that is 12 months following such termination. Notwithstanding the foregoing, if the Option cannot be exercised before its date of termination as a result of any injunction, order or simi-lar restraint issued by a court of competent jurisdiction, the Option shall expire on the 30th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be.

                   (b) As used herein, a "Purchase Event" shall mean any of the following events:

                   (i) any person (other than Cardinal or any of its subsidiaries) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Pyxis Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding Pyxis Common Stock;

                   (ii) Pyxis or any of its subsidiaries shall or shall have entered into, authorized, recommended, proposed or publicly announced an intention to enter into, authorize, recommend, or propose, an agreement,








              arrangement or understanding with any person (other than Cardinal or any of its subsidiaries) to, or any person (other than Cardinal or any of its subsidiaries) shall have publicly announced a bona fide intention to, (A) effect any Competing Transaction, (B) purchase, lease or otherwise acquire 10% or more of the assets of Pyxis or any of its subsidiaries or (C) purchase or otherwise acquire (including by way of merger, consolidation, tender or exchange offer or similar transaction) Benefi-cial Ownership (as defined below) of securities repre-senting 10% or more of the voting power of Pyxis or any of its subsidiaries;

                   (iii) any person (other than Cardinal or any
              subsidiary of Cardinal) shall have acquired Beneficial Ownership or the right to acquire Beneficial Ownership of 10% or more of the voting power of Pyxis;

                   (iv) Pyxis's Board of Directors shall have with-drawn or modified in a manner adverse to Cardinal the recommendation of Pyxis's Board of Directors with respect to the Merger Agreement and/or the Merger;

                   (v) if at the meeting of Pyxis Stockholders (including any adjournment or postponement thereof) the requisite vote of the Pyxis Stockholders to approve the Merger and the transactions contemplated by the Merger Agreement shall not have been obtained; or

                   (vi)  the Merger Agreement shall have been
              terminated by either party pursuant to Section 7.1 thereof (other than a termination pursuant to Sections 7.1(a), 7.1(b), 7.1(c) (other than a termination by Cardinal pursuant to Section 7.1(c) of the Merger Agreement if Pyxis's or Pyxis's affiliate's failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before June 30,
              1996), 7.1(d), 7.1(g) or 7.1(i)) or any event shall have occurred that would cause any party thereto to have the right to so terminate the Merger Agreement.

                   (c) As used herein, the terms "Beneficial Owner-ship", "Beneficial Owner" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Ex-change Act. As used herein, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.








                   (d) In the event Cardinal wishes to exercise the Option, it shall deliver to Pyxis a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it intends to pur-chase pursuant to such exercise and (ii) a place and date not earlier than two business days nor later than 60 calendar days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and, provided further that, without limiting the foregoing, if prior notification to or approval of any regulatory authority is required in connection with such purchase, Cardinal and, if applicable, Pyxis shall promptly file the required notice or application for approval and shall expeditiously process the same (and Pyxis shall cooperate with Cardinal in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained, and in either event, any requisite waiting period has passed.

                   (e) In the event (i) Cardinal receives official notice that an approval of any regulatory authority required for the purchase of Option Shares would not be issued or granted or (ii) a Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, Cardinal shall be entitled to exercise its right as set forth in Section 7 or, to the extent legally permitted, to exercise the Option in connection with the resale of Pyxis Common Stock or other securities pursuant to a registration statement as provided in Section 9. The provisions of this Section 3 and Section 6 shall apply with appropriate adjustments to any such exercise.

                   4.  Payment and Delivery of Certificates.

                   (a) At the Closing, referred to in Section 3 hereof, Cardinal shall pay to Pyxis the aggregate Purchase Price for the shares of Pyxis Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated not later than one business day prior to the Closing Date by Pyxis.









                   (b) At such closing, simultaneously with the de-livery of cash as provided in Section 4(a), Pyxis shall de-liver to Cardinal a certificate or certificates representing the number of shares of Pyxis Common Stock purchased by Cardinal, registered in the name of Cardinal or a nominee designated in writing by Cardinal, which shares shall be fully paid and non-assessable and free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

                   (c) If at the time of issuance of any Pyxis Common Stock pursuant to any exercise of the Option, Pyxis shall have issued any share purchase rights or similar securities to holders of Pyxis Common Stock, then each such share of Pyxis Common Stock shall also represent rights with terms substantially the same as and at least as favorable to Cardinal as those issued to other holders of Pyxis Common Stock.

                   (d) Certificates for Pyxis Common Stock delivered at any closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

                   The shares represented by this certificate are subject to certain provisions of an agreement between the registered holder hereof and Pyxis Corporation, a copy of which is on file at the principal office of Pyxis Corporation, and to resale restrictions arising under the Securities Act of 1933, as amended, and any applicable state securities laws. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Pyxis Corporation of a written request therefor.

         It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Cardinal shall have delivered to Pyxis an opinion of counsel reasonably satisfactory to Pyxis to the effect that such legend is not required for purposes of the Securities Act and any applicable state securities laws.

                   5.  Authorization, etc.

                   (a)   Pyxis hereby represents and warrants to
         Cardinal that:








                   (i) Pyxis has full corporate authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby;

                   (ii) such execution, delivery and consummation have been authorized by the Board of Directors of Pyxis, and no other corporate proceedings are necessary therefor;

                   (iii) this Option Agreement has been duly and
              validly executed and delivered and represents a valid and legally binding obligation of Pyxis, enforceable against Pyxis in accordance with its terms;

                   (iv) Pyxis has taken all necessary corporate action to authorize and reserve and permit it to issue and, at all times from the date hereof through the date of the exercise in full or the expiration or termination of the Option, shall have reserved for issuance upon exercise of the Option, 7,275,861 shares of Pyxis Common Stock, all of which, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances, restrictions and security interests and not subject to any preemptive rights; and

                   (v) The Rights Agreement dated as of August 5, 1994, between Pyxis and First Interstate Bank (the "Rights Agreement"), has been amended, and will remain amended (and no replacement plan will be adopted), so as to provide that none of Cardinal and its affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the execution of this Option Agreement, the grant of the Option hereunder or the acquisition or transfer of shares of Pyxis Common Stock by Cardinal pursuant to the exercise, in whole or in part, of the Option.

                   (b)   Pyxis hereby agrees that, prior to the
         termination of the Option pursuant to Section 3(a) hereof, Pyxis shall not take, or allow to be taken, any action that could result in the representations and warranties set forth in Section 5(a)(v) hereof becoming false or inaccurate.

                   (c) Cardinal hereby represents and warrants to Pyxis that:








                   (i) Cardinal has full corporate authority to ex-ecute and deliver this Option Agreement and to consum-mate the transactions contemplated hereby;

                   (ii) such execution, delivery and consummation have been authorized by all requisite corporate action by Cardinal, and no other corporate proceedings are neces-sary therefor;

                   (iii) this Option Agreement has been duly and
              validly executed and delivered and represents a valid and legally binding obligation of Cardinal, enforceable against Cardinal in accordance with its terms; and

                   (iv) any Pyxis Common Stock or other securities ac-quired by Cardinal upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of ex-cept in compliance with the Securities Act.

                   6.  Adjustment upon Changes in Capitalization.

                   (a) In the event of any change in Pyxis Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Cardinal shall receive upon exercise of the Option the same class and number of outstanding shares or other securities or property that Cardinal would have received in respect of Pyxis Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Pyxis Common Stock are issued after the date of this Option Agreement (other than pursuant to an event described in the first sentence of this Section 6(a) or pursuant to this Option Agreement) the number of shares of Pyxis Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Pyxis Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

                   (b) In the event that Pyxis shall enter into an agreement (i) to consolidate with or merge into any person, other than Cardinal or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Cardinal or one of its subsidiaries, to merge into Pyxis








         and Pyxis shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Pyxis Common Stock shall be changed into or exchanged for stock or other securities of Pyxis or any other person or cash or any other property or the shares of Pyxis Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the outstanding common shares and common share equivalents of Pyxis, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Cardinal or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option, at the election of Cardinal, with respect to any of the following persons (as designated by Cardinal) (I) the Acquiring Corporation (as defined below), (II) any person that controls the Acquiring Corporation, or (III) in the case of a merger described in clause (ii), Pyxis.

                   (c) For purposes hereof, "Acquiring Corporation" means (i) the continuing or surviving corporation of a consolidation or merger with Pyxis (if other than Pyxis),
         (ii) Pyxis in a merger in which Pyxis is the continuing or surviving corporation and (ii) the transferee of all or substantially all of Pyxis's assets. The provisions of Sections 7, 8, 9 and 10 shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 6.

                   7.  Repurchase.

                   (a)   At the request of Cardinal at any time
         commencing upon the occurrence of a Purchase Event and ending 13 months immediately thereafter (the "Cardinal Repurchase Period"), Pyxis (or any successor entity thereof) shall repurchase the Option from Cardinal together with all (but not less than all) shares of Pyxis Common Stock purchased by Cardinal pursuant thereto with respect to which Cardinal then has Beneficial Ownership, at a price (when calculated on a per share basis, the "Per Share Repurchase Price") equal to the sum of:

                   (i) The difference between (A) the "Market/Tender Offer Price" for shares of Pyxis Common Stock (defined as the higher of (x) the highest price per share at which a tender or exchange offer has been made for shares of Pyxis Common Stock or (y) the highest closing mean of the "bid" and the "ask" price per share of Pyxis








              Common Stock reported by the Nasdaq National Market, the automated quotation system of the National Association of Securities Dealers, Inc., for any day within that portion of the Cardinal Repurchase Period which precedes the date Cardinal gives notice of the required repurchase under this Section 7) and (B) the exercise price as determined pursuant to Section 2 hereof (subject to adjustment as provided in Section 6), mul-tiplied by the number of shares of Pyxis Common Stock with respect to which the Option has not been exercised, but only if such Market/Tender Offer Price is greater than such exercise price;

                   (ii) The exercise price paid by Cardinal for any shares of Pyxis Common Stock acquired pursuant to the Option;

                   (iii) The difference between the Market/Tender
              Offer Price and the exercise price paid by Cardinal for any shares of Pyxis Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if such Market/Tender Offer Price is greater than such exercise price; and

                   (iv) Cardinal's out-of-pocket expenses incurred in connection with pursuing the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $2 million in the aggregate, less any amounts previously paid by Pyxis to Cardinal solely in reimbursement for Costs pursuant to
              Section 7.2 of the Merger Agreement.

                   (b) In the event Cardinal exercises its rights un-der this Section 7, Pyxis shall, within 10 business days thereafter, pay the required amount to Cardinal by wire transfer of immediately available funds to an account designated by Cardinal and Cardinal shall surrender to Pyxis the Option and the certificates evidencing the shares of Pyxis Common Stock purchased thereunder with respect to which Cardinal then has Beneficial Ownership.

                   (c) In determining the Market/Tender Offer Price, the value of any consideration other than cash shall be de-termined by an independent nationally recognized investment banking firm selected by Cardinal and reasonably acceptable to Pyxis.








                   8.  Repurchase at Option of Pyxis

                   Except to the extent that Cardinal shall have previously exercised its rights under Section 7, at the re-quest of Pyxis during the six-month period commencing 13 months following the first occurrence of a Purchase Event, Pyxis may repurchase from Cardinal, and Cardinal shall sell to Pyxis, all (but not less than all) of the Pyxis Common Stock acquired by Cardinal pursuant to the Option and with respect to which Cardinal has Beneficial Ownership at the time of such repurchase at a price per share equal to the greater of (i) 110% of the Market/Tender Offer Price per share (calculated in the manner set forth in Section 7(a)(i) hereof but utilizing the period beginning on the occurrence of a Purchase Event and ending on the date Pyxis exercises its repurchase right pursuant to this Section 8), (ii) the Per Share Repurchase Price or (iii) the sum of (A) the aggregate Purchase Price of the shares so repurchased plus
         (B) interest on the aggregate Purchase Price paid for the shares so repurchased from the date of purchase by Cardinal to the date of repurchase at the highest rate of interest an-nounced by Bank One, Columbus, NA as its prime or base lending or reference rate during such period, less any dividends received on the shares so repurchased, plus (C) Cardinal's out-of-pocket expenses incurred in connection with pursuing the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees, less any amounts previously paid by Pyxis to Cardinal solely in reimbursement for Costs pursuant to Section 7.2(i) of the Merger Agreement, which sum shall be divided by the number of shares of Pyxis Common Stock to be repurchased by Pyxis. Any repurchase under this
         Section 8 shall be consummated in accordance with Section
         7(b).

                   9.  Registration Rights.

                   At any time after a Purchase Event, Pyxis shall, if requested by any holder or Beneficial Owner of shares of Pyxis Common Stock issued upon exercise of the Option (each a "Holder"), as expeditiously as possible file a registration statement on a form for general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Pyxis Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by any such Holder. Each such Holder shall provide all information reasonably requested by Pyxis for inclusion in any registration statement to be filed hereunder. Pyxis shall use its best efforts to cause such registration statement








         first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other disposi-tions. The registration effected under this Section 9 shall be at Pyxis's expense except for underwriting commissions and the fees and disbursements of such Holders' counsel at-tributable to the registration of such Pyxis Common Stock.
         In no event shall Pyxis be required to effect more than two registrations hereunder. The filing of any registration statement required hereunder may be delayed for such period of time (not to exceed 60 days) as may reasonably be required to facilitate any public distribution by Pyxis of Pyxis Common Stock or if a special audit of Pyxis would otherwise be required in connection therewith. If requested by any such Holder in connection with such registration, Pyxis shall become a party to any underwriting agreement relating to the sale of such shares on terms and including obligations and indemnities which are customary for parties similarly situated. Upon receiving any request for registration under this Section 9 from any Holder, Pyxis agrees to send a copy thereof to any other person known to Pyxis to be entitled to registration rights under this Section 9, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

                   10.  Listing.

                   If Pyxis Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the Nasdaq National Market or any national securities exchange, Pyxis, upon the request of Cardinal, will promptly file an application to list the shares of Pyxis Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or such exchange and will use its best efforts to obtain approval of such listings as soon as practicable.

                   11.  Severability.

                   Any term, provision, covenant or restriction con-tained in this Option Agreement held by a court or other Governmental Authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Option Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Option Agreement








         that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

                   12.  Miscellaneous.

                   (a) Expenses. Each of the parties hereto shall pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, in-cluding fees and expenses of its own financial consultants, investment bankers, accountants and counsel, except as other-wise provided herein.

                   (b) Entire Agreement. This Agreement, the Support Agreements, the Merger Agreement (including the documents and the instruments referred to therein) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

                   (c) Successors; No Third Party Beneficiaries. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, reme-dies, obligations, or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

                   (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 8.2 of the Merger Agreement (which is incorporated herein by ref-erence).

                   (e) Counterparts. This Option Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counter-parts together shall constitute but one agreement.

                   (f) Further Assurances. In the event of any exercise of the Option by Cardinal, Pyxis and Cardinal shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.








                   (g) Specific Performance. The parties hereto agree that if for any reason Cardinal or Pyxis shall have failed to perform its obligations under this Option Agree-ment, then either party hereto seeking to enforce this Option Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any re-quirement for the securing or posting of any bond in connec-tion with the obtaining of any such injunctive or other equi-table relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.

                   (h) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such state. Nothing in this Option Agreement shall be construed to require any party (or any subsidiary or affiliate of any party) to take any action or fail to take any action in violation of applicable law, rule or regulation.

                   (i) Regulatory Approvals; Section 16(b). If, in connection with the exercise of the Option under Section 3, prior notification to or approval of any Governmental Authority is required, then the required notice or applica-tion for approval shall be promptly filed and/or expedi-tiously processed by Pyxis and periods of time that otherwise would run pursuant hereto (if any) shall run instead from the date on which any such required notification period has expired or been terminated or such approval has been obtained, and in either event, any requisite waiting period shall have passed. Periods of time that otherwise would run pursuant to Sections 3, 7 or 8 shall also be extended to the extent necessary to avoid liability under Section 16(b) of the Exchange Act.

                   (j) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is en-titled to the benefits of such provision. This Option Agree-ment may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.













                   IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the date first written above.

                                       CARDINAL HEALTH, INC.



                                       By: /s/ Robert D. Walter
                                          Name:  Robert D. Walter
                                          Title: Chairman and CEO



                                       PYXIS CORPORATION



                                       By: /s/ Ron Taylor
                                          Name:  Ron Taylor
                                          Title: Chairman and CEO

























                                          -14-